Exhibit 99.2

Company Contacts:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Bruce Galton	Brian Ritchie
Chief Executive Officer	(brian.ritchie@fd.com)
(bgalton@senesco.com)	(212) 850-5600
(732) 296-8400

For further information about Polyplus-transfection, please contact:

Andrew Lloyd & Associates

Marie-Laure Melchior

(marielaure@ala.com)

Tel: +33 1 56 54 07 00

Senesco Signs A Supply Agreement For Polyplus-transfection’s

Delivery System

NEW BRUNSWICK, N.J. (July 3, 2008) — Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX:SNT) announced today that it has contracted with Polyplus-transfection (Illkirch, France) to supply Polyplus’s “in vivo-jetPEI” for systemic delivery of Senesco’s combination therapy of siRNA against Factor 5A and a plasmid of the Factor 5A gene.

Senesco has previously reported positive preclinical in vivo results using its combination siRNA and plasmid delivered with “in vivo-jetPEI” against subcutaneous multiple myeloma tumors in immunodeficient mice.

“This supply agreement will help Senesco move toward the necessary preclinical toxicology study and ultimately the planned clinical trial targeting multiple myeloma,” commented Bruce Galton, Senesco’s President and CEO.  “Polyplus’ PEI technology is already being used in clinical oncology trials by other companies and we look forward to working with them and using their technology to deliver our Factor 5A technology.”

 “We are proud that Senesco has chosen our delivery system targeting multiple myeloma and that we have an agreement to supply the company according to this agreement” said Joëlle Bloch, CEO of Polyplus-transfection. “We are delighted that our “in vivo-jetPEI” will be used as delivery vehicle for a combination of siRNA and plasmid DNA in this therapeutic approach.”

About Polyplus-transfection

Polyplus-transfection is focused on developing innovative solutions for delivery of biomolecules. The company has been marketing its transfection reagents worldwide since 2001 and is reinvesting most of its revenues in research and development.

Transfection consists in introducing a gene or a small interfering RNA into cells. This technique makes it possible to cross the cellular barriers and deliver such biomolecules into the cells for research or therapeutic purposes.

Customers of Polyplus-transfection’s products and services include biotechnology and pharmaceutical companies as well as life science academic laboratories.  Polyplus-transfection offers high quality consultancy, personalized scientific support and expertise in regulatory affairs related to the use of its reagents in clinical trials. Phases I/II cancer gene therapy and AIDS trials are underway in Israel, USA, Sweden and Germany using GMP-compliant reagents from Polyplus-transfection.

The Strasbourg-based company is recognized as a leading innovator in the transfection market, with ISO 9001:2000 certification, exclusive licenses from the CNRS and numerous patent applications pending.  Polyplus-transfection R&D has well-established partnerships with biotech companies and is also involved in several European research collaboration networks, such as GIANT (Gene Therapy, an Integrated Approach to Neoplastic Treatment) and RIGHT (RNA Interference Technology as Human Therapeutic Tool).

Polyplus-transfection recently extended its field of expertise to the development of new cationic oligonucleotides, ZNA (Zip Nucleic Acid), for molecular biology and diagnostics.

For more information, visit: http://www.polyplus-transfection.com

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to raise capital to fund its research and development efforts; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, our ability to maintain our continued listing standards for the next 12 months, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.